Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      AGREEMENT ("Agreement") made as of this 1st day of June, 1999 (the "Effective Date"), by and between MG Acquisition Corp., a Delaware corporation (hereinafter "Employer"), and Ian S. Phillips (hereinafter "Executive"). Employer is a wholly-owned subsidiary of Cybershop International, Inc. ("CYSP") which has guaranteed the performance of all obligations of Employer hereunder.

                              W I T N E S S E T H:

      WHEREAS, Employer wishes Executive to serve as an officer and executive of Employer; and

      WHEREAS, Executive wishes to be so employed;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

            1. Effective Date and Duties. Commencing as of the Effective Date, and throughout the Term, as herein defined, Employer employs Executive as Chief Executive Officer to perform the duties normally incident to such position. Subject to the approval of the Chairman of the Board of Employer, who initially is Jeffrey S. Tauber, during the Term Executive shall have and shall be entitled to exercise the complete authority, functions, duties, powers and responsibilities of the Chief Executive Officer of the Employer and in such capacity (i) to engage the services of and to determine the principal terms of employment of, and compensation payable to the employees of the Employer; (ii) to establish and implement Employer's policies and practices, consistent with an approved budget, with respect to product selection and pricing, choice of advertising media and terms
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of insertion, production of advertising illustrations and copy, and ancillary activities related thereto; (iii) to develop and implement budgets for the operations of the Employer; and (iv) to engage professional services on behalf of the Employer including legal counsel and accountants.

            2. Responsibilities. Executive agrees to devote all of Executive's business time, efforts, skills and attention to fulfill Executive's duties and responsibilities hereunder faithfully and diligently. Notwithstanding the foregoing, the Executive shall be permitted to engage in not-for-profit activities which do not interfere with the performance of his duties hereunder. On the Effective Date, Executive shall be appointed to the Board of Directors of CYSP and shall serve so long as he shall be employed by the Employer.

            3. Term. The term of this Agreement shall commence on the Effective Date and shall expire two (2) years thereafter, unless sooner terminated as hereinafter provided.

            4. Place of Employment. Executive shall render his services hereunder at the principal executive offices of Employer, 137 Rowayton Avenue, Rowayton, Connecticut, or such other location of Employer within a 20-mile radius thereof.

            5. Compensation. Employer shall pay to Executive as compensation for all services to be rendered by Executive hereunder the following:

            (a) A salary at the rate of Two Hundred Twenty-Five Thousand
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      ($225,000) Dollars per annum which will be paid during normal pay periods.
      Such salary is hereinafter referred to as the Base Salary.

            (b) Executive shall be eligible for bonuses consistent with the bonus plans offered to other senior executives of Employer and CYSP, at such time and in such amounts as shall be determined at the discretion of the Board of Directors based on its assessment of Executive's performance of Executive's duties and on the financial performance of Employer.

            (c) Employer will reimburse Executive for all reasonable travel and business expenses incurred by Executive in connection with Executive's services hereunder in accordance with the usual practices and policies of Employer in effect from time to time, upon presentation of vouchers.

            (d) Employer will make available to Executive health benefits as are currently in effect or as modified during the term of this Agreement consistent with the health benefits offered to other senior executives of Employer and CYSP. In addition, Executive will be eligible for and will be offered participation in any and all group insurance, hospital, dental, major medical and disability benefits and stock option plans, 401(k) plan or other fringe benefits which are currently offered or may hereafter be offered to other senior executives of Employer and CYSP during the term of this Agreement.

      6. Termination on Death. In the event of Executive's death during the term of this Agreement, this Agreement shall terminate immediately, provided,
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however, that Executive's legal representatives shall be entitled to receive the
Base Salary which would otherwise have been due Executive had he worked through the end of the month in which Executive died plus (i) unreimbursed business expenses, (ii) a portion of the bonus or incentive compensation program then in effect, prorated through the end of the month of death, (iii) any insurance benefits to which Executive (or his estate) is entitled and (iv) all Earnout amounts provided in the Agreement and Plan of Merger ("APM") dated the date hereof. Such later payments to be made at the time and in the manner set forth in the APM. Such termination on death shall not affect any vested benefits which Executive shall have at the time of his death.

            7. Termination on Disability. If during the term of this Agreement, Executive is unable to perform Executive's duties hereunder on account of illness or other incapacity, and such illness or other incapacity shall continue for an aggregate of more than 90 days during any six (6) month period, Employer shall have the right, on thirty (30) days' notice to Executive, given after such period, to terminate this Agreement. In the event of any such termination Employer shall be obligated to pay to Executive the Base Salary which would otherwise be due to Executive until the expiration of the month of employment during which the termination occurred plus (i) three (3) additional months of the Base Salary for the three months following the month in which Executive was terminated (or such lesser time to the End of the Term), (ii) a portion of the bonus or incentive compensation program then in effect, prorated through the end of the month of disability, (iii) any insurance benefits to
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which Executive is entitled and (iv) all Earnout amounts provided in the APM.
Such later payments to be made at the time and in the manner set forth in the APM. If, prior to the date specified on such notice, Executive shall have taken up the performance of Executive's duties thereunder, Executive shall be entitled to resume Executive's employment hereunder as though such notice had not been given. The Board of Directors (the "Board") of Employer shall determine in good faith, upon consideration of medical evidence satisfactory to it, whether Executive by reason of physical or mental disability shall be unable to perform the services required of Executive hereunder. Any dispute as to disability shall be resolved by the decision of a medical doctor designated by Employer and reasonably acceptable to Executive.

            8. Termination for Cause. If Employer shall terminate Executive's employment hereunder for Cause this Agreement shall terminate immediately and Employer shall pay to Executive an amount equal to the Base Salary hereunder through the date of such termination plus unreimbursed expenses. Executive shall continue to be entitled to receive Earnout Payments under the APM as earned. Cause shall mean (i) conviction of any crime (whether or not involving Employer) constituting a felony in the jurisdiction involved; (ii) gross misconduct in the performance of Executive's duties hereunder which results in demonstrable material injury to Employer; (iii) continuous failure or refusal to perform any material obligation of Executive set forth in this agreement (provided that performance of such obligation (a) is reasonably capable of being performed by Executive, (b) would
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not result in a violation of law and (c) is not contrary to a written direction of the Board); (iv) material breach of any provision of this Agreement by Executive, or (v) the voluntary termination by Executive of his employment, Termination for Cause must be effected by written notice delivered to Executive with specific description of the alleged breach. With respect to termination for Cause based upon Executive's continuous failure or refusal to perform or for his material breach, Executive shall have 20 days to cure such breach commencing on the date that such notice thereof is delivered.

               9. Termination by Executive for Good Reason. If one or more of the following events occur and is not cured as herein provided ("Good Reason")
(i) there is a material decrease in Executive's responsibility or authority or Executive is assigned duties inconsistent with his office and title; (ii) Executive is required to report to anyone other than the Chairman of Employer;
(iii) there is a reduction in Executive's Base Salary or in any employee benefit (unless resulting from an Employer and CYSP-wide reduction affecting fringe benefits of all senior executives); (iv) monies due to Executive under this Agreement shall not have been paid when due; or (v) Executive is required to relocate his office beyond a 20 mile radius of the existing office, or (vi) Employer or CYSP shall default making the Earnout payments due under the APM. Employer shall have 20 days after receipt of written notice from Executive of the existence of any event, to cure such breach. If such breach is not so cured, Executive shall have the right to terminate the Agreement for Good Reason and Executive shall be entitled to receive, as liquidated
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damages, Base Compensation through the balance of the Term, payable in accordance with Employer's payroll practices then in effect plus continuation (at Employer's expense) through the balance of the Term (and without prejudice to COBRA rights thereafter) of all fringe benefits including life insurance and medical health plans, unless Executive replaces them at a comparable level at his subsequent employer. Executive shall not be required to seek other employment to mitigate damages.

            10. Confidentiality. Executive covenants and agrees with Employer that Executive will not, during the term of this Agreement and thereafter directly or indirectly use, communicate, disclose or disseminate to anyone (except to the extent reasonably necessary for Executive to perform Executive's duties hereunder, except as required by law or except if generally available to the public otherwise than through use, communication, disclosure or dissemination by Executive) any Confidential Information (as hereinafter defined) concerning the businesses or affairs of Employer which Executive may have acquired in the course of or as incident to Executive's employment or prior dealings with Employer.

      "Confidential Information" shall mean (a) all knowledge, information and material concerning any of Employer's business or the business of any of its affiliates or subsidiaries that shall become known to Executive as a consequence of Executive's relationship with Employer, (b) all information that has been disclosed to Employer by any third party under an agreement or circumstances requiring such information to be kept confidential, and (c) all knowledge, information or material concerning inventions that are, under this Agreement, owned by Employer or assigned by Executive to Employer; provided, that Confidential Information shall not include knowledge, information or material that is or becomes generally known or available to others in businesses engaged in by Employer to the public (other than through unauthorized disclosure). Confidential Information shall include without limitation (a) information of a technical nature, such as information regarding past, present and future research, financial data, product information, marketing plans, computer programs (whether in source or object code form or other form and whether contained on program listings, magnetic tape, magnetic disks, CD ROMs or other media), logic, flow charts, specifications, documentation and ideas relating to the
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activities of Employer, (b) information of a business nature, such as information regarding past, present and future client development, strategies, procurement specifications, cost and financial data, contracts, quotations and names of actual and prospective clients or customers, and (c) all documents, drawings, reports, customer lists (including, without limitation, those relating to the acquired business of Employer), and other physical embodiments of all such information.

            11. Non-Competition. Executive acknowledges that Executive's services and responsibilities are of particular significance to Employer and that Executive's position with Employer has given and will give Executive close knowledge of Employer's policies and trade secrets.

      Since Employer is in a creative and competitive business, Executive's continued and exclusive service to Employer under this Agreement is of a high degree of importance.

            Executive covenants and agrees with Employer that Executive will not, during the term of this Agreement and for a period of twenty-four months after the termination of Executive's employment hereunder, in any manner, directly or indirectly, (i) induce or attempt to influence any present or future officer, employee, lessor, lessee, licensor or licensee of Employer to leave its employment or solicit or divert or service any of the customers or clients that Employer has or had in the one (1) year previous to the date of termination of this Agreement, (ii) engage, in North America or any other territory in which Employer does business, in any businesses presently engaged in or to be engaged in by Employer during the term of this Agreement, and (iii) except for ownership of no more than 1% of the capital stock, be a stockholder of any corporation, or directly or indirectly own, manage, operate, conduct, control or participate in the ownership, management, operation, conduct, control of, accept employment with, or be connected in any other manner with, any business which engages in any direct competitive activity in any of the product categories in which Employer currently sells or shall sell at any time during the Term
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in any such geographic region. The non-competition restrictions continued in this paragraph 11 shall also apply to any activities of CYSP in which Executive engages on behalf of Employer or CYSP. Notwithstanding the foregoing if Executive is terminated without cause or terminates his employment for Good Reason, the non-competition provisions contained in this paragraph 11 shall terminate as of the effective date of such termination.

            12. Remedies. Executive acknowledges that the remedy at law for any breach or threatened breach by Executive of the covenants contained in paragraphs 10 and 11 would be wholly inadequate, and therefore Employer shall be entitled to preliminary and permanent injunctive relief and specific performance thereof. Paragraphs 10 and 11 constitute independent and separable covenants that shall be enforceable notwithstanding rights or remedies that Employer may have under any other provision of this Agreement, or otherwise. If any or all of the foregoing provisions of paragraphs 10 and 11 are held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder or this Agreement which shall remain in full force and effect. If the period of time or geographical areas specified in paragraphs 10 and 11 are determined to be unreasonable in any judicial proceeding, the period of time or areas of restriction shall be reduced so that this Agreement may be enforced in such areas and during such period of time as shall be determined to be reasonable.

            13. Full Review. Executive has carefully read and considered the provisions hereof, and having done so, agrees that restrictions and remedies set
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forth in paragraphs 10, 11 and 12 (including, but not limited to, the time periods of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of Employer.

            14. Representation. Executive represents and warrants to Employer that Executive is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the execution of this Agreement or the performance by Executive of Executive's obligations hereunder and Executive will indemnify and hold harmless Employer, its directors, officers and employees against and in respect of all liability, loss, damage, expense or deficiency resulting from any material misrepresentation or material breach of this paragraph 14 by Executive.

            15. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

            16. Notices. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by confirmed fax, by nationally recognized overnight courier with delivery receipt confirmed, or by certified mail, return receipt requested, to the respective parties at the addresses set forth below, or such other address as either party may from time to time designate in writing.

                                       To Executive:
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                                       Ian S. Phillips
                                       c/o The Magellan Group
                                       137 Rowayton Avenue
                                       Rowayton, CT 06853
                                       Fax: 203-831-9147

                                       with a copy to:

                                       Feltman Karesh Major & Farbman, LLP
                                       Carnegie Towers
                                       152 West 57th Street
                                       New York, NY 10019
                                       Attention:  Stephen Gross, Esq.
                                       Fax: 212-586-0951

                                       To Employer:

                                       c/o CyberShop International, Inc.
                                       116 Newark Avenue
                                       Jersey City, New Jersey  07302
                                       Attention:  Jeffrey S. Tauber, Chairman
                                       Fax: (201) 234-5052

                                       With copy to:
                                       Davis & Gilbert LLP
                                       1740 Broadway
                                       New York, New York  10019
                                       Attention:  Walter M. Epstein, Esq.
                                       Fax: (212) 468-4888

            17. Assignability. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and its successors and assigns, and Executive and Executive's legal representatives, heirs, legatees and distributees, but neither this Agreement nor any duties hereunder shall be delegable. No assignment by Employer shall be effective unless and until CYSP or its successor specifically agrees to guarantee the payment and performance of all obligations of Employer or its assignee hereunder and a copy of such assumption has been received by Executive.
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            18. Entire Agreement. This Agreement supersedes any and all prior written or oral agreements between Employer and Executive and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties hereto.

            19. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

            20. Miscellaneous. To the extent that Executive performs his duties for Employer in good faith and in a manner Executive reasonably believes to be in or not opposed to be the best interests of Employer and not to contravention of the terms of this Agreement, Employer agrees to promptly indemnify Executive against expenses (including but not limited to final judgments and amounts paid in settlement to which Employer has consented in writing, which consent shall not be unreasonably withheld or delayed) in connection with litigation against Executive arising out of the performance of his duties hereunder. Executive shall provide the Employer with prompt notice of the commencement of any such litigation and Employer will provide defense counsel selected by it absent the existence of any conflict of interest. In the event that a party hereto institutes any legal action (including any proceedings in a bankruptcy court) to enforce his or its rights under, or to recover damages for breach of, this Agreement, the prevailing party in such an action shall be entitled, in addition to such relief as may be granted, to recover from the other party any reasonable attorneys' fees and expenses incurred by reason of
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or related to such action including any appeals thereof.

            21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            22. Severability. If any provision or part of any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            MG Acquisition Corp. d/b/a

                                            THE MAGELLAN GROUP, INC.


                                            By:_________________________________
                                               Jeffrey S. Tauber
                                               Chairman of the Board


                                            ____________________________________
                                                  Ian S. Phillips

CYSP as the sole owner of Employer and in order to induce Executive to enter into the Agreement hereby guarantees the performance of all obligations of Employer hereunder to Executive, including without limitation, the payment of all compensation payable hereunder.

                                            CYBERSHOP INTERNATIONAL, INC.


                                            By:_________________________________
                                               Jeffrey S. Tauber
                                               Chairman of the Board